Exhibit 99.2

Contact: Alex Stanton Stanton Crenshaw Communications 212-780-0701

FOR IMMEDIATE RELEASE

The Princeton Review Completes Sale of K-12 Services Division

FRAMINGHAM, MA – March 12, 2009 – The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and educational support services, today announced the completion of its previously announced sale of the assets of its K-12 Services Division to CORE Education and Consulting Solutions, Inc., a subsidiary of CORE Projects & Technologies Limited, an education technology company based in India.

As consideration for the sale, The Princeton Review received $9.5 million in cash, which will be used to reduce debt. The sale agreement also includes a working capital adjustment approximately six months following the closing. The Princeton Review announced in November 2008 that it planned to divest the K-12 Services business.

“We are pleased to complete the sale of our K-12 business to a company with a long-term commitment to that market and a dedication to serving our customers effectively,” said Michael J. Perik, Chief Executive Officer of The Princeton Review. “This transaction will allow us to continue to narrow our focus on growing our core college and graduate school admissions test preparation business, and to seize the significant opportunities that lie ahead in supplemental education services.”

About The Princeton Review

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for more than 25 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the Company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review also partners with schools and guidance counselors throughout the U.S to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to the factors described under the caption “Risk Factors” in The Princeton Review’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.